EXHIBIT 23

               Consent of Independent Certified Public Accountants

The Board of Directors and
Stockholders of Porta Systems Corp.
Syosset, New York

      We hereby consent to the incorporation by reference in the Prospectuses constituting a part of the Registration Statements (Reg. No. 33-12146) on Form S-8, (Reg. No. 33-41992) on Form S-8, (Reg. No. 333-48839) on Form S-3, (Reg.
No. 333-68321) on Form S-8, and (Reg. No. 333-72369) on Form S-8 of our report dated March 15, 2002, relating to the consolidated financial statements of Porta Systems Corp. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

                                                    /s/ BDO Seidman, LLP

                                                      BDO SEIDMAN, LLP


Melville, New York
April 12, 2002